Exhibit 99.1

Unity Bancorp, Inc.

64 Old Highway 22

Clinton, NJ 08809

800 618-BANK

www.unitybank.com

NewsNewsNewsNews

For Immediate Release

Unity Bank Names Industry Veteran George Boyan Chief Financial Officer

Clinton, N.J. (March 26, 2021) – Banking industry veteran George Boyan has joined Unity Bank as Chief Financial Officer (CFO) bringing more than 20 years of financial services industry leadership experience to the community bank. Boyan is responsible for financial and accounting operations for Unity Bancorp, Inc. (NASDAQ: UNTY), the parent company of Unity Bank, which manages approximately $2 billion in assets and $1.6 billion in deposits.

Boyan, a Harding resident, had served as First Senior Vice President, Treasurer & Controller with Bank Leumi USA since January 2014. He also served as President of Leumi Investment Services, since October 2018.

“George has an impressive background in financial management and will play an important role in our continued growth,” said Unity Bank President & CEO James A. Hughes. “He brings a vital perspective to our leadership team as a financial services manager. George takes on the important role of leading the development of financial policies and overseeing all financial functions including accounting, budgeting, insurance, tax, and treasury.”

Prior to Leumi, Boyan worked with Goldman Sachs and MetLife. He also worked with the late New Jersey Rep. Marge Roukema, supporting the congresswoman’s work with the U.S. House of Representatives Financial Services Committee. He earned a Master’s in Accounting from Rutgers University Business School, Juris Doctor from Rutgers School of Law and B.S. in Finance & Political Science from Rutgers.

“I am delighted to join the Unity Bank team and look forward to partnering with all of its stakeholders,” said Boyan. “Together, we will pursue the continued expansion of the financial products and services offered to the bank’s customers while optimizing our shareholders' return on investment. Unity's customer relationships are central to its mission of ‘Growing with You’ and, as we help our customers realize their financial dreams, we also fuel the next stage of growth for the bank.”

About Unity Bancorp, Inc.

Unity Bancorp, Inc. (NASDAQ: UNTY), the parent company of Unity Bank, its primary and wholly owned subsidiary, is a financial services organization headquartered in Clinton, New Jersey. Unity Bank provides financial services to businesses and consumers at 19 branches throughout New Jersey and the Lehigh Valley, Pennsylvania. Unity Bank provides community-oriented commercial banking services, including deposit accounts, loans, online and mobile services. For more information, please visit unitybank.com or call 800-618-BANK (800-618-2265).

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